Q1 2019 April 24, 2019 Supplemental Information

Non-GAAP Disclaimer The financial results disclosed in this presentation include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP results included in this presentation, Knowles has presented supplemental, non-GAAP gross profit, earnings before interest and income taxes, adjusted earnings before interest and income taxes and non- GAAP diluted earnings per share to facilitate evaluation of Knowles’ operating performance. These non-GAAP financial measures exclude certain amounts that are included in the most directly comparable GAAP measure. In addition, these non-GAAP financial measures do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies. Knowles believes that non-GAAP measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and performance, and its management team primarily focuses on non-GAAP items in evaluating Knowles’ performance for business planning purposes. Knowles believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in Knowles’ opinion, do not reflect its core operating performance. Knowles believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Knowles uses internally for purposes of assessing its core operating performance. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the reconciliation tables included in the first quarter 2019 earnings release. 2

Q1 ‘19 Financial Results (continuing operations*) Quarter over year ago period Q1FY19 Q1FY18 Change Revenues $179.8 million $178.5 million 1% Gross profit $68.5 million $65.3 million 5% Non-GAAP gross profit $69.9 million $66.7 million 5% Diluted (loss) earnings per $(0.03) $0.00 NM** share Non-GAAP diluted earnings $0.13 $0.11 18% per share *Continuing operations excludes the results of our timing device business which was sold on November 28, 2017. ** Not meaningful. 3

Q2 ‘19 Projections (non-GAAP, cont. ops.)* Q2FY19E Revenues $185 million - $205 million Gross margin 38 percent – 41 percent EPS (diluted) $0.17 - $0.21 *Projections as of 4/24/19; Q2 2019 GAAP results are expected to include approximately $0.06 per share in stock-based compensation, $0.03 per share in amortization of intangibles and debt discount, $0.02 per share from a higher effective tax rate, and $0.01 per share related to production transfer costs. Expected Q2 2019 GAAP results exclude potential professional service fees related to shareholder activism, as well as discrete income tax and restructuring items. 4

Historical Segment Data (Cont. Ops.; in $ millions) Audio / Precision Devices 5 5

Reconciliation of Segment EBIT to Consolidated Net Earnings Audio / Precision Devices (Cont. Ops.; in $ millions) Quarter Ended March 31, December 31, September 30, June 30, March 31, 2019 2018 2018 2018 2018 Earnings before interest and income taxes Audio $ 11.8 $ 38.6 $ 37.5 $ 17.3 $ 12.3 Precision Devices 7.5 7.9 7.0 6.4 6.2 Total segments 19.3 46.5 44.5 23.7 18.5 Corporate expense / other 15.9 13.0 15.2 13.8 14.1 Interest expense, net 3.5 3.9 4.0 4.1 4.0 (Loss) earnings before income taxes (0.1) 29.6 25.3 5.8 0.4 Provision for (benefit from) income taxes 2.6 (49.8) 43.1 1.4 0.8 Net (loss) earnings $ (2.7) $ 79.4 $ (17.8) $ 4.4 $ (0.4) 6 6